EXHIBIT 10.36

                                 SECURITY AGREEMENT

     This Security Agreement (the "Agreement") is entered into as of the 30th day of June, 2001, by and between INTERWORLD CORPORATION ("Debtor") and J NET ENTERPRISES, INC. ("Secured Party"), with reference to the following facts:

                                    RECITALS

     Debtor as the Maker and Secured Party as the Holder have entered into that certain Promissory Note, dated concurrently herewith (the "Note"), in the aggregate principal amount of up to Twenty Million Dollars ($20,000,000);

     As security for the prompt and complete payment of all indebtedness evidenced by the Note, Debtor has agreed to grant Secured Party a security interest in and to all of its right, title and interest in and to the property hereinafter described.

     NOW, THEREFORE, for good and valuable consideration, including the mutual promises, conditions and covenants of the parties, it is agreed as follows:

1. Grant of Security Interest. As assurance and security for prompt and complete payment of the Note and performance by Debtor of all of its respective obligations and covenants under this Agreement and the Note, and any renewals or extensions thereof or amendments thereto, including, without limitation, the due payment of the principal and interest (including interest on interest) and all other monies (if any) for the time being and from time to time owing pursuant to the Note, Debtor hereby pledges, grants, bargains, assigns and transfers to Secured Party a security interest, pursuant to the New York Uniform Commercial Code, in and to the collateral described on
Schedule 1 attached hereto, and incorporated herein by this reference, and all substitutions, replacements and proceeds thereof, including cash proceeds. Such property and all such proceeds are hereafter collectively referred to as the "Collateral." For purposes hereof, all terms set forth on
Schedule 1 shall be defined as provided in the New York Uniform Commercial
Code.

2. Representations and Warranties of Debtor. Debtor represents and warrants that upon the execution of this Agreement by Debtor and the delivery hereof to the Secured Party, and the filing of a Form UCC-1 Financing Statement with the New York Secretary of State, the Secured Party shall have a senior and perfected security interest in and to the Collateral subordinable, at the request of Debtor, only to a senior secured credit facility from a bank on commercially reasonable terms.

3. Default. Default under this Agreement will be deemed to have occurred upon the default or failure of performance by Debtor under the Note, which default is not cured within any grace period granted with respect to such default or, if no specific grace period is granted with respect to such default, where such default is not cured within ten (10) business days after written notice thereof from the Holder hereof.

4. Remedies on Default. Upon the occurrence of a default, Secured Party shall have all of the remedies of a secured party under the New York Uniform Commercial Code and any other law, which rights shall include the sale or disposal of the Collateral, or any part thereof, at public or private sale, and the foreclosure of the lien or security interest created pursuant to this Agreement by any available judicial procedure if notified to do so by Secured Party. The Collateral may then be sold on such day and at such place as determined by Secured Party. Secured Party shall deduct and retain from the proceeds of such sale Secured Party's indebtedness and the surplus, if any, shall be paid to the person or persons lawfully entitled to receive the same. At any sale or sale made under this Agreement, or authorized herein, Secured Party or any person on behalf of Secured Party, or any other person, may bid for and purchase the Collateral being sold.

5. Further Documents. Debtor agrees to execute and deliver such further documents as may be required by Secured Party to more fully perfect or secure its position under this Agreement, including, without limitation, the execution of a financing statement on Form UCC-1 with the Secretary of State of the State of New York.

6. Covenants. Debtor will at all times keep proper books and records of account in accordance with GAAP, and Debtor will furnish the same to Secured
Party:

     A. Within one hundred and ninety (90) days after the close of each fiscal year, a consolidated balance sheet fairly presenting the financial condition of Debtor as of the close of each fiscal year and consolidated statements of operations fairly presenting the results of operations of Debtor for such fiscal year, and a consolidated statement of cash flows, all prepared in accordance with GAAP, and audited and reported only by recognized independent certified public accountants.

     B. Within forty-five (45) days after the close of each quarter, a consolidated balance sheet fairly presenting the financial condition of Debtor as of the close of said quarter, and consolidated statements of operations fairly presenting the results of operations of Debtor for such quarter, and consolidated statements of cash flows, all prepared in accordance with GAAP, and certified by Debtor's President and/or Chief Executive Officer.

     C. Debtor will promptly notify Secured Party upon the occurrence of any existing default of which the Debtor has any knowledge.

     D. Debtor will not change the general character of its business as conducted on the date hereof or engage directly or indirectly in any other type of business not reasonably related to the general character of its business.

7. Release. Upon payment in full of the Note and Debtor's satisfaction of its obligations under this Agreement, the Secured Party shall cause its security interest in the Collateral to be released and shall do all such acts and execute all such documents as may be necessary to evidence such release. Thereafter, this Agreement shall have no further force and effect.

8. Assignment. This Agreement and all rights hereunder may not be assigned by Secured Party, but may be assigned by Debtor with prior written notice to the Secured Party.

9. Notices. All notices or other communications permitted or required pursuant to this Agreement shall be in writing and shall be deemed given upon deposit in the mail of the United States, first class, postage prepaid, certified with return receipt, addressed to the last known address of the parties. Either party shall have the right to change the place of giving notices to it by providing written notice to the other party.

10. Entire Agreement. This Agreement, together with the Note of even date herewith, and any other documents, instruments or amendments executed or delivered pursuant to any of the foregoing, constitutes the entire agreement between the parties pertaining to the security interest being granted hereby. This Agreement may not be amended or modified except by a writing executed by Secured Party and Debtor.

11. Governing Law. This Agreement is to be governed by, interpreted and enforced in accordance with the laws of the State of New York.

12. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original document, but which together shall constitute one and the same instrument.

AGREED TO AND ACCEPTED as of this 30th day of June, 2001.

SECURED PARTY                             DEBTOR

J NET ENTERPRISES, INC.                   INTERWORLD CORPORATION

By:                                       By:
Name:                                     Name:
Title:                                    Title:

                                   SCHEDULE 1

     The Collateral shall include the following:

     (a) all present and future rights of the Debtor to payment for services rendered, for goods sold or leased, or for loans or other financial accommodations extended, whether or not evidenced by instruments or chattel paper, and whether or not earned by performance (the "Accounts");

     (b) all present and future contract rights, general intangibles (including, but not limited to, tax and duty refunds, drawings, blueprints, customer lists, licenses, whether as licensor or licensee (to the extent that the granting of the Secured Party's lien and security interest therein will not cause a termination of such licenses or result in the loss of the benefits of such licenses to the Debtor), chooses in action and other claims and existing and future leasehold interests in equipment, real estate and fixtures, all property owned by Debtor that is located at the address set forth in Section 10(f) of the Note, and the right to sue for infringement and/or unauthorized use of any intangibles), securities, equity interests, chattel paper, documents, instruments, letters of credit, bankers' acceptances and guaranties;
     (c) all present and future monies, securities, credit balances, deposits, deposit accounts and other property of the Debtor now or hereafter held or received by or in transit to the Secured Party or its affiliates or at any other depository or other institution from or for the account of the Secured Party, whether for safekeeping, pledge, custody, transmission, collection or otherwise, and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Accounts and other Collateral, including, without limitation, (i) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (ii) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (iii) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Accounts or other Collateral, including, without limitation, returned, repossessed and reclaimed goods, and
(iv) deposits by and property of account debtors or other persons securing the obligations of account debtors;

     (d) all of the Debtor's now owned and hereafter existing or acquired raw materials, work in process, finished goods, supplies, and all other inventory of whatsoever kind or nature, wherever located;

     (e) all of the Debtor's now owned and hereafter acquired equipment, machinery, computers and computer hardware and software (whether owned or licensed), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located;

     (f) all of the Debtor's present and future books of account of every kind or nature, invoices, purchase and sale agreements, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of the Debtor with respect to the foregoing maintained with or by any other person); and

     (g) all products and proceeds of the foregoing, in any form, including, without limitation, insurance proceeds and all claims against third parties for loss or damage to or destruction of any or all of the foregoing.